EXHIBIT 99.1

ePlus Executive Chairman Phillip G. Norton
Announces Retirement

HERNDON, VA – July 11, 2018 – ePlus inc. (NASDAQ NGS: PLUS) today announced Executive Chairman Phillip G. Norton's intention to retire from his position as an employee, effective July 31, 2018.  Mr. Norton will continue to serve on the Board of Directors for the Company as Executive Chairman.  Mark Marron, the Company's Chief Executive Officer and President since August 2016, will remain in his current role.

Mr. Norton's extraordinary career at ePlus began in 1993 when he joined as Chairman of the Board and Chief Executive Officer, holding those positions until 2016 when he became Executive Chairman.  His strategic vision and guidance helped the Company evolve from a leasing provider and value-added reseller to a highly-respected consultative solutions provider.  Under his 25-year leadership, the Company grew revenue to $1.4B and became a leading provider of complex IT solutions, with a global presence of more than 40 locations in the U.S., Europe, and Asia-Pac, and a customer base of 3,200+ across a wide range of industry verticals.  Mr. Norton took ePlus public in 1996, led two secondary offerings, and helped celebrate its 20-year anniversary on Nasdaq by opening the market in June 2016.

Prior to his tenure at ePlus, Mr. Norton started Systems Leasing Corporation in 1978 and sold it to PacifiCorp in 1985.  At the time of his departure in 1990, PacifiCorp held assets of more than $800 million and was one of the largest third-party lessors in the country.  Mr. Norton is a 1966 graduate of the U.S. Naval Academy.

"It has been a wonderful honor to serve as Chief Executive Officer and Executive Chairman at ePlus, guiding the remarkable transformation of the Company over the past 25 years," said Mr. Norton.  "While ePlus will always be an integral part of me, I feel it is time to fully pass the reigns to the extremely capable team in place as I begin the next phase of my life.  I want to thank the Board and the ePlus management team, our employees, our partners, our customers, and our shareholders.  I look forward to my continued service on the ePlus Board, and have the utmost confidence in Mark and the leadership team as they guide ePlus' evolution and success."

"Phil shaped the culture of ePlus, which is one of impeccable integrity, true collaboration, and a strong sense of comradery," said Mr. Marron.  "Without his leadership and direction, ePlus would not be who we are today.  We are fortunate to continue to benefit from his experience and insight through his sustained involvement on the Board.  On behalf of the entire ePlus family and our Board of Directors, we thank Phil for his enormous contributions and wish him and his wife, Pat, the best life has to offer.  I am honored to continue Phil's legacy of fostering organic and acquisition-led growth, innovation, and nurturing his cultural legacy in today's dynamic market, as we continue on our mission of making technology mean more."

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from cloud to security and digital infrastructure, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,200 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.  ePlus.  Where Technology Means More®.

ePlus®, Where Technology Means More®, and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies, products, and services mentioned herein may be the trademarks of their respective owners.

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to consummate and integrate acquisitions; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our electronic and other confidential information; future growth rates in our core businesses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150